Part II	Exhibit 15.1
Letter re: Unaudited Interim Financial Information

November 4, 2014

The Board of Directors and Shareholders:
CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746 on Form S-8 and 333-187440 on Form S-3) of CVS Health Corporation (formerly CVS Caremark Corporation) of our reports dated May 2, 2014, August 5, 2014 and November 4, 2014 relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts